Exhibit 99.1

 CIMAREX ENERGY ANNOUNCES COMMENCEMENT OF A QUARTERLY DIVIDEND, AUTHORIZATION
   FOR A COMMON STOCK REPURCHASE PROGRAM AND UPDATED 2006 CAPITAL GUIDANCE

    DENVER, Dec. 14 /PRNewswire-FirstCall/ -- Cimarex Energy Co. (NYSE: XEC) announced today that its Board of Directors has declared a quarterly dividend on its common stock of 4 cents-per-share. The dividend is payable on March 1, 2006 to stockholders of record on February 15, 2006.

    The Board of Directors also authorized a discretionary common stock repurchase program of up to 4,000,000 shares, or approximately five percent (5%), of the company's common stock outstanding. Purchases may be made from time-to-time in the open market or through privately negotiated transactions and will be subject to competing investment opportunities, current market conditions, federal security laws and other limitations.

    Cimarex's exploration and development capital expenditures for 2006 are projected to approximate one billion dollars. The capital program breakdown by region is as follows:

                                  (in millions)
    Mid-Continent                 $        290             29%
    Permian                                295             29%
    Gulf Coast                             245             24%
    Gulf of Mexico                         130             13%
    Other                                   40              4%
                                  $      1,000            100%

    During the fourth quarter of 2005 Cimarex has entered into a purchase and sale agreement to divest certain west Texas secondary oil recovery properties for $61 million. Including oil and gas property sales announced through the end of the third quarter, Cimarex anticipates properties sales in 2005 to total over $155 million. Production associated with these properties approximates 13 million cubic feet equivalent per day.

    About Cimarex Energy

    Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent, Gulf Coast, Permian Basin of West Texas and New Mexico and Gulf of Mexico areas of the U.S.

    This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release and other risks that are described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, neither Cimarex nor its management can guarantee that the anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

SOURCE  Cimarex Energy Co.
    -0-                             12/14/2005
    /CONTACT: Mark Burford, Director of Capital Markets of Cimarex Energy Co., +1-303-295-3995/
    /Web site:  http://www.cimarex.com /